Exhibit 10.17

Hyatt Hotels Corporation 71 South Wacker Drive Chicago, IL 60606 312-780-5816 Fax: 312-780-5282

July 30, 2009

CONFIDENTIAL

Mark S. Hoplamazian

c/o Hyatt Hotels Corporation

71 South Wacker Drive, 12th Floor

Chicago, Illinois 60606

Dear Mark:

This letter agreement will set forth the terms of your employment as President and Chief Executive Officer of Hyatt Hotels Corporation (“Hyatt” or the “Company”), commencing August 1, 2009 (the “Effective Date”), and shall supersede and replace the Employment Agreement dated November 27, 2006 between you and Hyatt (the “Prior Agreement”), except as specifically set forth in this letter agreement.

Position:	President and Chief Executive Officer.

Board:	Prior to the initial public offering of the Company’s common stock (“IPO”), so long as you are the President and Chief Executive Officer of the Company you will be appointed to the Board of Directors of the Company (“Board”). Following the IPO, so long as you are the President and Chief Executive Officer of the Company, the Company will use commercially reasonable efforts to nominate you for re-election as a director prior to the end of your term. If you are not re-elected to the Board, you will be entitled to terminate your employment with the rights and entitlements available to you under the Company’s Severance Plan (as in effect and as amended from time to time, the “Severance Plan”) as if your employment was terminated by the Company without Cause.

Reporting:	You will report to the Board.

Scope:	You will devote substantially all of your business time and attention to the business and affairs of the Company as reasonably necessary to fulfill your duties and responsibilities hereunder. You will be permitted to (a) engage in civic, philanthropic or similar activities and teach or speak at educational or civic institutions or organizations, which activities, you will disclose to the Company upon the written request of the Chairman of the Board (the “Chairman”), from time to time, (b) manage your personal affairs and investments, and (c) engage in other activities consented to in advance by the Chairman; provided, that in the reasonable determination of the Chairman or his designee (which may be the Board or a committee of the Board), such activities under clauses (a), (b) and (c) of this do not, interfere materially with your duties and responsibilities under this letter agreement.

Term:	From the Effective Date through December 31, 2012. Notice by the Company or you to extend the term of your employment with the Company beyond December 31, 2012 must be delivered to the other party in writing on or before June 30, 2012. Any agreement to extend the term of your employment with the Company will set forth the terms and conditions of any such extension and executed by you and on behalf of the Company.

Base Salary:	From and after August 1, 2009, your base salary will be $950,000 on an annualized basis (payable in accordance with the Company normal payroll of base salary to senior executives), less required tax and other authorized withholdings. Your salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and may be increased at their discretion.

Incentive Eligibility:	For calendar year 2009 and thereafter, your target incentive will be 150% of your base salary if target performance is achieved and up to 300% of base salary at maximum performance. For the avoidance of doubt you are not entitled to any minimum incentive award. All incentive payments will be subject to the terms and conditions of the Hyatt Incentive Plan for the year.

Annual Equity Participation:	For the 2010 year and thereafter, you will be eligible for annual grants under the Amended and Restated Global Hyatt Long Term Incentive Plan (as amended and restated from time to time, “LTIP”) similar to other senior executives of Hyatt; provided that all LTIP grants for services relating to calendar year 2012 shall be made no later than December 31, 2012 unless the term of your employment with the Company is extended beyond December 31, 2012 as provided above. Such annual LTIP grants currently take the form of stock appreciation rights (“SARs”) and/or restricted stock units (“RSUs”) and vest pro rata annually over the vesting period determined by the Committee (as Administrator of the LTIP), however, in the future such vesting may be, in part, performance based as determined by the Committee. Beginning with calendar year 2010, your annual grants will be targeted to have a grant date fair value (as determined under FAS 123R) equal to 350% of your base salary.

Additional Equity Grant:	Upon the Effective Date you will receive an additional equity grant with a grant date fair value (as determined under FAS 123R) equal to $1,662,500 split equally between SARs and RSUs. Such grants will be made under the LTIP, and will both vest 1/4 on the first, second, third and fourth anniversary dates of the Effective Date. The base price on the SARs shall be equal to the Share Value, as defined in the LTIP.

LTIP:	All SAR and RSU grants, whether annual or supplemental, will be subject to the terms and conditions set forth in the LTIP (including the class of shares available) and the applicable award agreements approved by the Committee; provided that to the extent your employment with the Company terminates for any reason other than cause (as defined in the Severance Plan) prior to full vesting of any of your LTIP awards, such awards will continue to vest and be exercisable and payable as if your employment continued so long as you (a) provide a general release of claims against the Company in such form as the Company may reasonably require and (b) you do not engage in Competition (as defined below). If you do not provide a general release of claims against the Company, you revoke or violate such release or you engage in Competition with the Company, then you will forfeit any LTIP awards which were not vested upon your termination of employment.

For this purpose “Competition” shall mean the provision of services as an employee, contractor, director, advisor, or in any other capacity, or ownership, directly or indirectly for or with a Competitor, as determined in the sole discretion of the Committee; provided, however, you will not be deemed to be engaged in Competition by reason of your ownership of less than 5% of any public company that is a Competitor, whether directly or indirectly. A “Competitor” shall mean any enterprise a principal business of which is the ownership, management and/or development of hotels, resorts and/or timeshares and fractional properties in any geographic area in which the Company is then conducting or planning to conduct such business, and which actively competes with the Company for customers, as determined in the sole discretion of the Committee.

To the extent that Hyatt’s common stock is not publicly traded, any shares of Hyatt common stock received upon exercise of the SARs or upon settlement of the RSUs will be subject to the terms and conditions, including transfer restrictions, set forth in the Amended and Restated Stockholders’ Agreement applicable to LTIP participants (as amended from time to time).

Benefits:

As an employee of Hyatt you will receive the following benefits at the level and under terms which, in the aggregate are substantially equivalent to those provided from time to time to the Company’s senior executive officers generally:

•        Medical and Dental insurance

•        Life Insurance

•        401(k) and Retirement Savings Plan

•        Disability Coverage

•        Vacation benefits

•        Automobile lease in accordance with Hyatt’s policies for officers

•        Monthly parking in Hyatt Center

•        Executive Dining Room privileges for you and your business guests

•        Deferred Compensation Plan

•        Executive Medical Plan

All our benefit plans and programs are subject to change or termination at any time at the discretion of the Committee or the Board.

Termination; Severance; Change of Control:	Upon termination of your employment with the Company your rights to any severance will be determined under the Severance Plan (or, if applicable, the Company’s Change in Control Plan, as in effect and as amended from time to time (the “CiC Policy”)) applicable to your position, if any, as in effect at such time.

Restrictive Covenants:	You will be bound by the restrictive covenants set forth in your LTIP award agreements and in your Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement Agreement (“CIPN&N Agreement”).

Prior Agreement:	Sections 5.1 (Stock Appreciation Rights) and Section 5.2 (Restricted Stock Units) will survive the termination of the Prior Agreement.

Legal Costs:	You will be responsible for any legal costs associated with this letter agreement.

Indemnification:	You shall be indemnified to the maximum extent provided under the indemnification provisions for officers and directors of the Company set forth in the Company’s Certificate of Incorporation and Bylaws.

Other:	As a condition of your continued employment with Hyatt, you confirm that you have signed or will agree to execute to a CIPN&N Agreement and the Company’s Code of Business Conduct and Ethics. In addition, you will be bound by all company policies to the extent that they apply to senior executives of the Company, including, the T&E Policy, the Internet Use Policy, the Compensation Recovery Policy, the Share Ownership Guidelines, the Severance Plan and the CiC Policy.

Please note that your employment at Hyatt is “at will.” This means that you may resign from Hyatt at any time with or without cause, and Hyatt has the right to terminate your employment with or without cause at any time subject to the terms of any Company polices applicable to your position at the time of termination, including, without limitation, the Severance Policy and the CiC Policy. Neither this letter agreement nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration. This letter agreement supersedes and replaces all prior written and oral communication on employment related subjects, including the Prior Agreement (except as otherwise expressly provided in this letter agreement).

Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,

/s/ Thomas J. Pritzker
Thomas J. Pritzker
Chairman of the Board of Directors
Hyatt Hotels Corporation

Acknowledged and Agreed:

/s/ Mark S. Hoplamazian
Mark S. Hoplamazian

Date: July 30, 2009

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